Exhibit (d)(xxix)

INVESTMENT ADVISORY AGREEMENT

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

ON BEHALF OF

QS U.S. SMALL CAPITALIZATION EQUITY FUND

AGREEMENT made as of the 1st day of April, 2016, by and between Legg Mason Partners Fund Advisor, LLC (“Manager”), a Delaware limited liability company, and QS Investors, LLC (“Adviser”), a Delaware limited liability company, each of which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Manager is the manager of QS U.S. Small Capitalization Equity Fund (“Fund”), a series of Legg Mason Global Asset Management Trust (“Trust”), an open-end, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Manager wishes to retain Adviser to provide investment advisory services in connection with the Manager’s management of the Fund; and

WHEREAS, Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1. Appointment. The Manager hereby appoints Adviser as investment adviser for the Fund for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Delivery of Documents. The Manager has furnished Adviser with copies of each of the following:

(a) The Trust’s Declaration of Trust and all amendments thereto (“Declaration of Trust”);

(b) The Trust’s By-Laws and all amendments thereto (“By-Laws”);

(c) Resolutions of the Trust’s Board of Trustees (“Board”) authorizing the appointment of the Manager as the manager and Adviser as investment adviser and approving the Investment Management Agreement between the Manager and the Trust with respect to the Fund (“Management Agreement”) and this Agreement;

(d) The Fund’s most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto, are herein called the “Prospectus”); and

Exhibit (d)(xxix)

(e) The Fund’s most recent statement of additional information (such statement of additional information, as presently in effect and all amendments and supplements thereto, are herein called the “Statement of Additional Information”).

The Manager will furnish Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3. Investment Advisory Services. (a) Subject to the supervision of the Board and the Manager, Adviser shall as requested by the Manager regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund consistent with the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s current Prospectus and Statement of Additional Information. Adviser shall as requested by the Manager determine from time to time what securities or other property will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment objectives, policies, and restrictions of the Fund, as each of the foregoing may be amended from time to time. Adviser will as requested by the Manager place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker, dealer or futures commission merchant (collectively, a “broker”). In the selection of brokers and the placing of orders for the purchase and sale of portfolio investments for the Fund, Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, Adviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into consideration market prices and trends, the reputation, experience and financial stability of the broker involved and the quality of service rendered by the broker in other transactions. Subject to such policies as the Board may determine and communicate to Adviser in writing, Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services to Adviser or any affiliated person of Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, if Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or Adviser’s overall responsibilities with respect to the Fund and to other clients of Adviser and any affiliated person of Adviser as to which Adviser or any affiliated person of Adviser exercises investment discretion. Adviser shall also perform such other functions of management and supervision as may be requested by the Manager and agreed to by Adviser.

(b) Adviser will as requested by the Manager oversee the maintenance of all books and records with respect to the investment transactions of the Fund in accordance with all applicable federal and state laws and regulations, and will furnish the Board with such periodic and special reports as the Board or the Manager reasonably may request.

Exhibit (d)(xxix)

(c) The Trust hereby agrees that any entity or person associated with Adviser (or with any affiliated person of Adviser) which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) or otherwise.

4. Services Not Exclusive. Adviser’s services hereunder are not deemed to be exclusive, and Adviser shall be free to render similar services to others. It is understood that persons employed by Adviser to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of Adviser or any affiliate of Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Adviser hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund’s request. Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

6. Expenses. During the term of this Agreement, Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other property (including brokerage commissions, if any) purchased for the Fund.

7. Compensation. For the services which Adviser will render to the Manager and the Fund under this Agreement, the Manager will pay Adviser a fee, computed daily and paid monthly, at an annual rate of 0.70% of the average daily net assets of the Fund. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board. Fees due to Adviser hereunder shall be paid promptly to Adviser by the Manager following its receipt of fees from the Fund. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination and shall be based on the percentage of days of the month during which the contract was still in effect.

8. Limitation of Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of Adviser, or reckless disregard of its obligations and duties hereunder, Adviser shall not be subject to any liability to the Manager, the Fund or any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

9. Definitions. As used in this Agreement, the terms “assignment,” “interested person,” “affiliated person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions and interpretations as may be granted by the Securities and Exchange Commission by any rule, regulation or order; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Exhibit (d)(xxix)

10. Term. This Agreement replaces an agreement, originally effective as of April 30, 2012 (the “Original Effective Date”), between the Manager and a predecessor in interest to the Adviser. This Agreement will become effective as of April 1, 2016. If not earlier terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the trustees of the Board who are not interested persons of the Trust or of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, by vote of the Board, by vote of a majority of the outstanding voting securities of the Fund, by Manager or by Adviser, on not less than 60 days’ notice to the Fund and/or the other party(ies) and will be terminated immediately upon any termination with respect to the Fund of the Management Agreement between Manager and the Fund dated as of April 30, 2012. It is intended that each such annual approval of continuance of this Agreement occur by the anniversary of the Original Effective Date, except as may otherwise be permitted in accordance with applicable law. Termination of this Agreement with respect to the Fund shall in no way affect continued performance with regard to any other portfolio of the Trust.

11. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

12. No Assignment Amendments. This Agreement shall terminate automatically in the event of its assignment or in the event that the Management Agreement shall have terminated for any reason. Any termination of this Agreement pursuant to Section 10 shall be without the payment of any penalty. This Agreement shall not be amended unless such amendment is approved by the vote of a majority of the outstanding voting securities of the Fund (provided that such shareholder approval is required by the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff) and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust, the Manager or Adviser.

13. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

14. Non-Exclusive Right. In the event this Agreement is terminated or upon written notice from Adviser at any time, the Trust hereby agrees that it will eliminate from the Fund’s name any reference to the term “QS.” The Trust, on behalf of the Fund, shall have the non-exclusive use of the term “QS” in whole or in part only so long as this Agreement is effective or until such notice is given.

Exhibit (d)(xxix)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

ATTEST:	LEGG MASON PARTNERS FUND ADVISOR, LLC

By: /s/ John A. Redding	By: /s/ Jane E. Trust
Name: Jane E. Trust Title: President

ATTEST:	QS INVESTORS, LLC

By: /s/ Eileen M. Stevens	By: /s/ Scott Rouse
Name: Scott Rouse Title: Business Manager

The foregoing is accepted by:

ATTEST:	LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

By: /s/ John A. Redding	By: /s/ Jane E. Trust
Name: Jane E. Trust Title: President

5